EXHIBIT 99.1


THIS CONSTITUTES NOTICE OF ENTRY                         FILED
AS REQUIRED BY FRCP, RULE 77(d).                      JAN 29 2001
                                               CLERK, U.S. DISTRICT COURT
                                             CENTRAL DISTRICT OF CALIFORNIA

                                             BY             DEPUTY


                          UNITED STATES DISTRICT COURT

                         CENTRAL DISTRICT OF CALIFORNIA


IDM PARTICIPATING INCOME COMPANY-II, a            CASE NO.:CV 00-12368-DT (MANx)
California Limited Partnership, and NEWPIC
GP CORPORATION, a California corporation,
                                                  ORDER GRANTING PLAINTIFFS IDM PARTICIPATING
                  Plaintiffs,                     INCOME COMPANY-II AND NEWPIC GP
                                                  CORPORATION'S REQUESTS FOR JUDICIAL NOTICE
vs.
                                                  ORDER GRANTING DEFENDANT IDMGP'S REQUEST FOR
IDM PARTICIPATING INCOME GENERAL PARTNERS'        JUDICIAL NOTICE
CO.-II, a California Limited Partnership;
IDM PARTICIPATING INCOME CORPORATION, a           ORDER GRANTING PLAINTIFFS IDM PARTICIPATING
California corporation; WILLIAM J. CARDEN,        INCOME COMPANY-II AND NEWPIC GP
an individual; STEVEN M. SPEIER, an               CORPORATION'S APPLICATION FOR PRELIMINARY
individual; MORRIS COHEN, an individual           INJUNCTION AND DENYING APPOINTMENT OF A
                                                  RECEIVER
                 Defendants.
---------------------------------------------

IDM PARTICIPATING INCOME GENERAL PARTNERS'                  ENTERED
CO.-II, a California Limited Partnership,         CLERK, U.S. DISTRICT COURT
                                                          JAN 30 2001
                 Counter-Claimant,                CENTRAL DISTRICT OF CALIFORNIA
vs.                                               BY                    DEPUTY

NEWPIC GP CORPORATION, a California
corporation; RICHARD MEEHAN, an individual;       [X]  Docketed
WESLEY GROOM, an individual; JACK STELLATO,       [X]  Copies / NTC Sent
an individual; WILLIAM YETTER, an                 [NO] JS-5 / JS-6
individual; and DOES 51-100, inclusive,           [  ] JS-2 / JS-3
                                                  [ ]  CLSD
         Counter-Claim Defendants.
---------------------------------------------

Background
----------

         A.       Introduction
         --       ------------

         This action is brought by Plaintiff IDM Participating Income Company-II ("IDM PIC-II") and NewPic GP Corporation ("NewPic"), against Defendants IDM Participating Income General Partners' Co.-II ("IDMGP"), a California Limited Partnership, IDM Participating Income Corporation ("IDM PIC"), a California Corporation, William J. Carden ("Carden"), Steven M. Speier ("Speier") and Morris Cohen ("Cohen") for (1) Breach of Written Contract; (2) Violation of Statutory Duties; (3) Breach of Fiduciary Duty; (4) Conversion; (5) Negligence;
(6) Fraud; (7) Unjust Enrichment; (8) Conspiracy; (9) An Accounting; and, (10) Declaratory Relief.

         The current motion before the Court is Plaintiffs IDM PIC-II and NewPic's Application for Preliminary Injunction and/or Appointment of a Receiver.

         B.       Plaintiff's Factual Allegations
         --       -------------------------------

         The following facts are alleged in the First Amended Complaint (the "FAC"):

                  1.       The Parties
                  --       -----------

         Plaintiff IDM Participating Income Company-II (the "Partnership" or "IDM PIC-II") is a California Limited Partnership formed in 1986 pursuant to the laws of the State of California. The Limited Partners of the Partnership (the "Limited Partners") invested over $20 million in the Partnership. See, FAC at P. 1.

         There are currently over 1,600 Limited Partners in the Partnership. In bringing the claims alleged in this Complaint, the Partnership is suing in its representative capacity on behalf of the Limited Partners. See, Id. at P. 2.

         Plaintiff NewPic GP Corporation ("NewPic") is a corporation organized and existing under the laws of the State of California. NewPic is the duly acting and elected General Partner of the Partnership. See, Id. at P. 3.

         Defendant IDM Participating Income General Partners' Co.-II ("IDMGP") is a California Limited Partnership that was organized in June, 1986. IDMGP was the original General Partner of the Partnership and was removed as General Partner as of October 15, 2000. See, Id. at P. 4.

         Defendant IDM Participating Income Corporation, a California corporation ("IDM PIC"), was formed on or about February 25, 1985 for the purpose of acting as the General Partner of IDMGP. See, Id. at P. 5.

         Defendant William J. Carden ("Carden") is an individual residing in Orange County, California. Carden was a director and officer of IDM PIC. See, Id. at P. 6.

         Defendant Steven M. Speier ("Speier") is an individual residing in Orange County, California. Speier was a director and officer of IDM PIC. See, Id. at P. 7.

         Defendant Morris Cohen ("Cohen") is an individual residing in Los Angeles County, California, and was a director and officer of IDM PIC. See, Id. at P. 8.

         2.       The Partnership Agreement and Changes in Control
         --       ------------------------------------------------

         Pursuant to an Offering Circular dated August 21, 1986 and supplemented October 1, 1986 (the "Offering Circular"), investment capital was solicited for the Partnership beginning in 1986. The Offering Circular explains and interprets key provisions regarding the operation of the Partnership and the Partnership Agreement. See, Id. at P. 10.

         In approximately April of 1996, Defendants Carden, Speier and Cohen effected a takeover of IDM Corporation, and through control of that entity, effected control of IDM PIC, IDMGP, and the Partnership. See, Id. atP. 11.

         Section 3.1 of the Partnership Agreement provides that the Partnership was formed for the purpose of making certain loans secured by trust deeds on real property. The Partnership's stated objectives and purpose are to preserve the Partnership's investment capital, provide quarterly distributions, and provide distributions of Limited Partners upon the sale, refinancing or other disposition of the real estate used as collateral for the participating loans made by the Partnership. See, Id. at P. 12.

         Sections 12.2 and 13.1 of the Partnership Agreement provide that, among other things, "upon a Majority Vote" the General Partner of the Partnership may be expelled and removed and a new General Partner elected. "Majority Vote" is defined in Section 2.24 of the Partnership Agreement as the vote of Limited Partners holding more than fifty percent of the Outstanding Units. As set forth in Section 17.9 of the Partnership Agreement, the Partnership Agreement is to be construed under California Law, including California's Revised Limited Partnership Act (the "Act"), California Corporations Code. Section 15611, et seq. The Act provides that limited partners "shall have" the right to vote (and to prepare and solicit written consents) on the removal of a general Partner. Corp. Code ss.ss. 15636(f)(2); 15637(i). See, Id. at P. 13.

         In approximately July, 2000, NewPic and the IDM PIC-II Investors Committee caused a Consent and Proxy Statement, and related documents, to be prepared and submitted to the United States Securities & Exchange Commission. On August 10, 2000, said Consent and Proxy Statement was mailed to the Partners of the Partnership, including IDMGP. Solicitation of consents and proxies was made in compliance with Section 14 of the Securities & Exchange Act of 1934 and the rules and regulations promulgated thereunder. Through these procedures NewPic and an investors committee of the Partnership sought removal of the former General Partner, Defendant IDMGP, because of dissatisfaction with the Partnership's financial performance and absence of recent distributions to Limited Partners. See, Id. at P. 14.

         As of September 29, 2000, over 56% of the outstanding units of the Partnership, the "Outstanding Units" had issued and delivered written consents requiring that IDMGP be removed and expelled as the General Partner and electing NewPic as the replacement General Partner. Pursuant to the terms of the consents and California Law, removal of IDMGP was effective immediately upon receipt of votes or consents from at least 50% of Outstanding Units. On September 29, 2000, notice of removal of IDMGP and election of NewPic as the replacement General Partner, along with copies of all documents relevant thereto, were served on IDMGP and counsel for IDMGP. See, Id. at P. 15, Exh. 2.

         Section 11.7 of the Partnership Agreement states that the General Partner has a fiduciary responsibility regarding the safekeeping and use of all Partnership assets and may not use such assets in any manner except for the exclusive benefit of the Partnership. Section 17.7 of the Partnership Agreement requires the General Partner to perform all acts necessary to achieve the purposes of the Partnership. See, Id. at P. 17.

         The Partnership Agreement further provides that the general partner may re-loan principal only once, the maximum aggregate term on any loan, including any re-loaning of principal, shall not exceed eight years, and interest payments received by the Partnership shall be disbursed only to partners and shall not be reinvested. See, Id. at P. 18.

         The Partnership Agreement and Offering Circular prohibit re-lending of principal payments received by the Partnership (with only one very limited exception for an early payoff of principal received within the first twelve months after the loan was made) and making loans secured by non-California real estate. See, Id. at P. 19.

         Pursuant to sections 10.1 and 17.7 of the Partnership Agreement and
Section 15615 of the California Corporations Code, IDMGP was obligated to permit and allow the new General Partner, NewPic, to pick up all original documents, records, and financial statements of and relating to the Partnership, and any copies thereof, including those items enumerated in Section 10.1 through 10.6 of the Partnership Agreement and Section 15615 of the Corporations Code. On September 29, 2000, NewPic demanded, through the Exhibit B notice, all such documents and records, and the balance of Partnership funds. See, Id. at P. 20.

         Prior to August, 2000, and within four years prior to filing of this Complaint, Limited Partners and their representatives had requested, orally and in writing, that Defendants provide certain of the information specified in
Section 11.2 of the Partnership Agreement. See, Id. atP. 21.

                  2.       Alleged Breaches of the Partnership Agreement
                  --       ---------------------------------------------

         VILLA REDONDO LOAN. The Partnership owned a loan secured by a second trust deed on the "Villa Redondo" apartment project in Long Beach, California. This project was owned by an affiliate of Defendants, Villa Redondo LLC, which they controlled. In 1997, the secured portion of the Partnership loan was worth at least $3,572,000. On behalf of the Partnership, the Defendants received in 1997 a $300,000 principal payment on the Villa Redondo loan, and then they "wrote off" the balance of the note and reconveyed the Partnership deed of trust. Plaintiffs allege that there was sufficient equity to allow for a full payoff on the Partnership note but that Defendants improperly accepted a short pay resulting in a loss of at least $3,272,000 to the Partnership. The benefit of this short pay accrued directly to Defendants' affiliate, Villa Redondo, LLC. See, Id. at P. 22.

         MEADOW WOOD VILLAGE LOAN. The Partnership owned a loan secured by a second deed of trust on the "Meadow Wood Village" apartment project in Long Beach, California. This project was owned by an affiliate of Defendants, Meadow Wood Village, Ltd., which they controlled. Plaintiffs allege that the principal amount owned on this loan was approximately $2,100,000. The Partnership has reported that it "sold" the note and deed of trust "effective September 1, 1996 for $100,000" and that an additional $150,000 was received "related to this note" in January 1997 from another affiliate. Plaintiffs allege that there was sufficient equity to allow for a full payoff on the Partnership note but that Defendants improperly accepted a short pay resulting in a loss of at least $1,850,000 to the Partnership. The benefit of this short pay accrued to Defendants' affiliate, Meadow Wood Village, Ltd. See, Id. at P. 23.

         HARBOR PLAZA LOAN. The Partnership owned a loan in the amount of $1,054,000 secured by a first trust deed on the "Harbor Plaza" office building property in Port Hueneme, California. The Defendants "wrote off" all but $350,000 of the principal and interest due on the loan during 1997, and reported that "the remaining note balance of $350,000 was paid off in January 1998." Plaintiffs allege that there was sufficient equity to allow for a full payoff on the Partnership note but that Defendants improperly accepted a short pay resulting in a loss of at least $704,000 to the Partnership. See, Id. at P. 24.

         Defendants allegedly have breached the Partnership Agreement by, among other things, the following acts or omissions within the last four years:

         (1) Failing and refusing to turn over to NewPic, and failing and refusing to permit and allow NewPic to pick up all original documents, records, and financial statements of and relating to the Partnership, and any copies thereof, including those items enumerated in Section 10.1 through 10.6 of the Partnership Agreement and Section 15615 of the Corporations Code, and failing and refusing to turn over Partnership funds to Plaintiffs after IDMGP was expelled;

         (2) Failing to comply with the requirements of the Partnership Agreement with respect to the maintenance of, preparation of, and dissemination of books, records, and financial statements and reports pertaining to the Partnership, including failing to maintain or provide access to Partnership documents at its principal office in California; refusing requests by Limited Partners to inspect or obtain copies of Partnership documents; failing to distribute the financial statements required under the Partnership Agreement; and failing to distribute on a timely basis Partnership tax information and forms to the Limited Partners;

         (3) Failing to make distributions to the Limited Partners as required by the Partnership Agreement, and using and misappropriating Partnership funds for their own purposes and benefit, and, or for the benefit of entities they control and/or which are affiliated with the defendants, the specifics of which Plaintiffs do not yet know due to Defendants' active concealment of the facts relating to their wrongdoing;

         (4) Breaching the implied covenant of good faith and fair dealing by otherwise operating the Partnership to the disadvantage and financial detriment of the Limited Partners.

         (5) Re-loaning and otherwise disbursing interest income to affiliates of the Defendants, re-loaning principal more than once and for terms beyond the maximum aggregate terms specified in the Partnership Agreement, and making loans secured by non-California real estate. See, Id. atP. 25.

         Plaintiffs claim they have performed all duties, promises, and obligations required of them under the Partnership Agreement. See, Id. atP. 26. As a direct, proximate, and substantial result of Defendants' breaches of the Partnership Agreement, Plaintiffs allege that they have and will continue to suffer damages totaling at least $6,000,000. See, Id. atP. 27.

         Plaintiffs request temporary, preliminary, and permanent injunctive relief against Defendants' continuing breaches of the Agreement, including an order:

         (1) prohibiting Defendants from interfering with the operation and management of the Partnership by NewPic;

         (2) prohibiting Defendants from denying NewPic access to the books, records, bank accounts, and funds of the Partnership; and,

         (3) prohibiting Defendants from acting or purporting to act as the General Partner or on behalf of the Partnership, including by transferring, conveying, liquidating, encumbering, impairing, pledging, or compromising or attempting to transfer, convey, liquidate, encumber, impair, pledge, compromise, disburse or withdraw any assets of claim belonging to the Partnership. See, Id. atP. 28. Plaintiffs also request the Appointment of a Receiver to take and keep possession of Partnership property and do all things allowed by Code of Civil Procedure Section 568. See, Id. atP. 29. Plaintiffs finally request an order that Defendants and/or entities they own and/or control hold, appoint a constructive trustee for the Partnership, proceeds, profits, monies, and real property that rightfully should have gone to or stayed with the Partnership, pursuant to Civil Code Section 2224. See, Id. atP. 30.

         C.       Procedural Summary
         --       ------------------

         On October 25, 2000 Plaintiffs filed the original Complaint in the Superior Court of the State of California for the County of Los Angeles in Case No. NC 028816.

         On or around October 25, 2000,(1) Defendant and Cross-Complainant IDMGP filed a Cross-Complaint and Counter-Claims of IDMGP for Violation of Section 14(a) of the Securities Exchange Act of 1934 and Declaratory Judgment.

         On October 30, 2000, Plaintiffs IDM PIC II and NewPic filed an Ex Parte Application for Temporary Restraining Order and Order to Show Cause Re Preliminary Injunction and/or for Appointment of a Receiver in The Superior Court of the State of California for the County of Los Angeles.

         Also on October 30, 2000, Defendant IDMGP filed its Opposition to Plaintiffs' Ex Parte Application for Temporary Restraining Order and/or Appointment of Receiver in The Superior Court of the State of California for the County of Los Angeles.

         On that same date, The Superior Court of the State of California for the County of Los Angeles (the "state court") filed an Order to Show Cause Re Preliminary Injunction and/or for Appointment of Receiver to show cause why the Proposed Order Appointing Receiver and Preliminary Injunction should not be entered. The state court denied the TRO.

----------
(1) Defendant IDMGP's Cross-Complaint and Counter-Claims are dated October 25, 2000 and are attached to Defendant IDMGP's November 21, 1000 Notice of Removal.

         On or around October 31, 2000, Defendant IDMGP filed in the state court their Request for Judicial Notice in Support of Opposition to Application for Preliminary Injunction and for Appointment of Receiver.

         On October 31, 2000, Plaintiffs filed their Supplemental Memorandum of Points and Authorities Re Amount of Proposed Injunction and Receivership Bonds in the state court.

         On that same date, Plaintiffs filed their Request for Judicial Notice in Support of Application for Preliminary Injunction and for Appointment of Receiver in the state court.

         On November 9, 2000, Defendant IDMGP filed its Memorandum of Points and Authorities in opposition to Plaintiffs' Application for Preliminary Injunction and/or Appointment of a Receiver in the state court.

         On November 16, 2000, Plaintiffs filed a Further Request for Judicial Notice for Support of Application for Preliminary Injunction and for Appointment of Receiver in the state court.

         Also On November 16, 2000, Plaintiffs filed their Reply Memorandum of Points and Authorities Re Appointment of Receiver in the state court.

         On that same date, Plaintiffs IDM PIC and NewPic filed their Evidentiary Objections to the Declarations of R. Marshall Tanner and Randall J. Clement Filed in Opposition to Plaintiffs' Application for Preliminary Injunction and/or Appointment of a Receiver in the state court.

         On November 21, 2000, Defendant IDMGP filed a Notice of Removal of Action Under 28 U.S.C. ss. 1441(b) and Demand for Jury Trial. The within matter was removed to this calendar of this Court.

         On November 27, 2000, Defendant IDMGP filed a Notice of Lodging Pleadings and Orders of Removed State Court Action Pursuant to 28 U.S.C. ss.1446(a), which include 13 (thirteen) documents pertaining to the present Motion for Preliminary Injunction which were originally filed in the Superior Court of the State of California for the County of Los Angeles and are presently before this Court.

         On November 28, 2000, Plaintiffs and Counter-Claim Defendants IDM PIC II and NewPic filed an Ex Parte Application for Order to Set a December 11, 2000 Hearing Date Re Plaintiffs' Applications for Preliminary Injunction and/or Appointment of a Receiver.

         On November 29, 2000, Defendant IDM filed a Participating Income Corporation's Joinder in Notice of Removal of Action.

         On December 1, 2000, this Court filed an Order Denying Without Prejudice Plaintiffs Ex Parte Application for Order to Set a December 11, 2000 Hearing Date Re Plaintiffs' Applications for Preliminary Injunction and/or for Appointment of a Receiver.

         Also on December 1, 2000, this Court filed an order to Show Cause Why This Action Should Not Be Remanded to the Superior Court of the State of California for the County of Los Angeles for Lack of Subject Matter Jurisdiction.

         On December 20, 2000, this Court received from Plaintiffs and Counter-Claim Defendants a Reply Memorandum Re Order to Show Cause Re Remand.

         On December 26, 2000, this Court withdrew the Order to Show Cause why this Action should not be Remanded to State Court issued on December 1, 2000.

         On December 28, 2000, Plaintiffs filed an Ex Parte Application for Order to Set Aside a Hearing Date Re Plaintiffs' Applications for Preliminary Injunction of a Receiver, which this Court granted on December 29, 2000, and ordered that the hearings on Plaintiffs' applications for a Preliminary Injunction and/or Appointment of a Receiver shall be set for January 29, 2001.

         On January 12, 2001, Defendants Carden, Speier, and Cohen filed a Joinder in Defendant IDMGP's Opposition to Plaintiffs' [Ex Parte] Application for Preliminary Injunction and/or Appointment of a Receiver.

         On January 22, 2001, Plaintiffs filed their Objections to Defendants' Joinder.(2)

         January 23, 2001, the parties, including Plaintiffs and Counter-Claim Defendants IDM PIC II, New Pic, Meehan, Groom, Stellato, Yetter, Defendant and Cross-Complainant IDMGP and Defendant IDM PIC, Defendant Carden, Speier, and Cohen filed a Stipulation Re Amendment to Complaint, which stipulated to the filing of Plaintiffs' First Amended Complaint. Accordingly, the First Amended Complaint is deemed served and entered on January 23, 2001, and is the operative complaint for purposes of this Motion.

II.      Discussion
---      ----------

         A.       Standard
         --       --------

                  1.       Request for Judicial Notice
                  --       ---------------------------

                  "A judicially noticed fact must be one not subject to reasonable dispute in that it is either (1) generally known within the territorial jurisdiction of the trial court or (2) capable of accurate and ready determination by resort to sources whose accuracy cannot reasonably be questioned." FRE 201(b). A court must take judicial notice if a party requests it and supplies the court with the requisite information. FRE 201(d).


----------
(2) On December 29, 2000, this Court ordered "that no further or new briefings shall be filed by the parties in connection with the applications" set forth for hearing on January 29, 2001. Defendants Carden, Speier, and Cohen filed their Joinder on January 12, 2001 in violation of this Court's Order. As such, the Court will not consider any new evidence submitted by the parties in accordance with this Order will allow Defendants Carden, Speier, and Cohen to join in the present Motion.

         A court must take judicial notice if supplied with the requisite information. See, Papai v. Harbor Tug and Barge Co., 67 F.3d 203, 207, n.5 (9th Cir. 1995) (judicial notice of orders and decisions made by other courts is proper); United States ex rel. Robinson Rancheria v. Borneo, Inc., 971 F.2d 244, 248 (9th Cir. 1992) (judicial notice of "proceedings in other courts, both within and without the federal judicial system, if those proceedings have a direct relation to matters at issue" is proper); Kelly v. Johnston, 111 F.2d 613, 615 (a district court may take judicial notice of its own records); MGIC Indem. Corp. v. Weisman, 803 F.2d 500, 504 (9th Cir. 1986) (courts may take judicial notice of matters of public record outside the pleadings).

                  2.       Motion for Preliminary Injunction
                  --       ---------------------------------

         To prevail on a motion for preliminary injunction, the moving party is required to show either a combination of probable success on the merits and the possibility of irreparable injury if relief is not granted, or the existence of serious questions regarding the merits and that the balance of hardships tips sharply in its favor. Chalk v. U.S. District Court, 840 F.2d 701, 704 (9th Cir.
1987); California Cooler, Inc. v. Loretto Winery, Ltd., 774 F.2d 1451, 1455 (9th

Cir. 1985). A showing of a reasonable likelihood of success on the merits raises a presumption of irreparable harm. Apple Computer, Inc. v. Formula International Inc., 725 F.2d 521, 525 (9th Cir. 1984) (Citing Apple Computer, Inc. v. Franklin Computer Corp., 714 F.2d 1240, 1254 (3d Cir. 1983), cert. dismissed, 464 U.S. 1033 (1984)). A showing of harm varies inversely with the required showing of meritoriousness. Rodeo Collection, Ltd. v. West Seventh, 812 F.2d 1215, 1217 (9th Cir. 1987).

         A preliminary injunction is not a preliminary adjudication on the merits but rather a device for preserving the status quo and preventing the irreparable loss of rights before judgment. Sierra On-Line, Inc. v. Phoenix Software, Inc., 739 F.2d 1415, 1422 (9th Cir. 1984). It is an equitable device for preserving rights pending final resolution of the dispute. Id. at 1423. "The district court is not required to make any binding findings of fact; it need only find probabilities that the necessary facts can be proved." Id. The Court must balance the equities in the exercise of its discretion. International Jensen, Inc. v. Metrosound, U.S.A., Inc., 4 F.3d 819, 822 (9th Cir. 1993).

         B.       Evidentiary objections
         --       ----------------------

                  This Court notes that Plaintiffs have submitted evidentiary objections to various portions of the Declarations of R. Marshall Tanner and Randall J. Clement, submitted by Defendants in Opposition to Plaintiffs' Application for Preliminary Injunction and/or Appointment of a Receiver. This Court grants in part and denies in part Plaintiffs' evidentiary objections on various grounds. The following evidence is deemed inadmissible on the following grounds:

                  1.       Declaration of R. Marshall Tanner
                  --       ---------------------------------

                           a. Paragraph 3, lines 19-20: speculative, lacking in
proper foundation, and assumes facts not in evidence;

                           b. Paragraph 3, lines 21-22: irrelevant, immaterial,
improper argument, and assumes facts not in evidence;

                           c. Paragraph 10: violates the Best Evidence Rule;

                           d. Paragraph 11: violates the Best Evidence Rule;

                           e. Paragraph 11: lines 19-22: speculative and lacking
foundation;

                           f. Paragraph 14: improper legal argument.

                  2.       Declaration of Randall J. Clement
                  --       ---------------------------------

                           a. Paragraph 3, lines 12-16: speculative, lacking in
foundation;

                           b. Paragraphs 7-10: hearsay.

With respect to the remaining evidence, this Court has reviewed the objections and overrules said objections.

         C.       Plaintiffs and Defendants' Requests for Judicial Notice are
         --       -----------------------------------------------------------
                  Granted.
                  --------

         Plaintiffs request the Court take Judicial Notice pursuant to F.R.E. 201(d)(3) of the following documents which constitute filings made with the Securities and Exchange Commission by Defendant IDMGP pertaining to its operations of IDM PIC:

         (1) Form 10Q Quarterly Report for the quarter ending June 30, 2000 (Exhibit 1);

         (2) Form 10Q Quarterly Report for the quarter ending March 31, 2000 (Exhibit 2);

         (3) Form 10K Annual Report for the Fiscal Year ending December 31, 1999 (Exhibit 3);

The above-listed documents are public documents readily accessible through the Commission's EDGAR database located at its website.

         Plaintiffs further request Judicial Notice of the following documents, pursuant to Evidence Code:


----------
(3) Plaintiffs have provided California Evidence Code Sections which were relevant to this action at the time it was originally filed in State court and prior to Removal to the Federal Court. Accordingly, the Court in its Order has replaced the State court provisions with the corresponding Federal Rules of Evidence.

         (4) Form 10K Annual Report for the Fiscal Year ending December 31, 1996 filed with the Securities and Exchange Commission for the Partnership (Exhibit
15);

         (5) IDM Disclosure Statement and Joint Plan of Reorganization (Exhibit
16);

         (6) Form 10K Annual Report for the Fiscal Year ending December 31, 1997 filed with the Securities and Exchange Commission for the Partnership (Exhibit
18);

         (7) IDM Corporation and Subsidiaries Consolidated Financial Statements (Exhibit 19);

         (8) Villa Redondo Grant Deed (#98-2216398) (Exhibit 20);

         (9) Villa Redondo Deed of Trust (#98-2331241) (Exhibit 21);

         (10) Harbor Plaza Deeds of Trust (#98-11237 and #9811238) (Exhibit 22);

         (11) Meadow Wood Village Deed of Trust (#96-1959414) (Exhibit 23);

         (12) In re Harbor Plaza, Ltd., et al, Memorandum of Decision (Case No. 93-1233) (Exhibit 24);

         (13) Form 10K Annual Report for the Fiscal Year ending December 31, 1998 filed with the Securities and Exchange Commission for the Partnership (Exhibit 25);

         (14) Harbor Plaza Deed of Trust (#99-126103) (Exhibit 26);

         (15) Notice of Entry of Final Judgment and of Order Granting Summary Judgment, in One Tracenter Corporation v. Commercial Developments
International/West, Inc. (Case No. BC 181491) (Exhibit 29).

         Defendants request Judicial Notice of the following document:

         (1) Form 10Q Quarterly Report for the quarter ending June 30, 1998 (Exhibit A).

         All of Plaintiffs and Defendants' above-listed items are public documents or documents whose veracity can be readily ascertained by resort to sources whose accuracy cannot reasonably be questioned. FRE 201(b).

         In addition, a court must take judicial notice if a party requests it and supplies the court with the requisite information. FRE 201(d). Both Plaintiffs and Defendants have provided the Court with the documents that are either public (i.e. filed with the SEC), or decisions by other Courts that are directly related to this case. As such, the court must take judicial notice, since it has been supplied with the requisite information. See, Papai v. Harbor Tug and Barge Co., 67 F.3d 203, 207, n.5 (9th Cir. 1995) (judicial notice of orders and decisions made by other courts is proper); United States ex rel. Robinson Rancheria v. Borneo, Inc., 971 F.2d 244, 248 (9th Cir. 1992) (judicial notice of "proceedings in other courts, both within and without the federal judicial system, if those proceedings have a direct relation to matters at issue" is proper); Kelly v. Johnston, 111 F.2d 613, 615 (a district court may take judicial notice of its own records); MGIC Indem. Corp. v. Weisman, 803 F.2d 500, 504 (9th Cir. 1986) (courts may take judicial notice of matters of public record outside the pleadings). Accordingly, the Court grants Plaintiffs' and Defendants' Requests for Judicial Notice.

         D.       Plaintiffs' Application for a Preliminary Injunction is
         --       -------------------------------------------------------
                  Granted.
                  --------

         Injunctive relief is an extraordinary equitable remedy, which can be granted only in limited circumstances and which should not be granted in a doubtful case. A preliminary injunction is not a preliminary adjudication on the merits but rather a device for preserving the status quo and preventing the irreparable loss of rights before judgment. Sierra On-Line, Inc. v. Phoenix Software, Inc., 739 F.2d 1415, 1422 (9th Cir. 1984). It is an equitable device for preserving rights pending final resolution of the dispute. Id. at 1423. "The district court is not required to make any binding findings of fact; it need only find probabilities that the necessary facts can be proved." Id.

         In this instance, Plaintiff IDM Participating Income Company-II is a California Limited Partnership (the "Partnership") with over 1,600 limited partners. Plaintiff NewPic GP Corporation ("NewPic") was allegedly elected as replacement General Partner as of September 29, 2000 by a majority vote of the Limited Partners. See, Olsen Decl., P. 16; Exh. 11; Holloway Decl. Of Voting Results at P. 2. The former General Partner IDMGP has allegedly failed and refused to relinquish control of the Partnership, has refused to allow NewPic to obtain possession of the Partnership books and records, and has refused to deliver the same to NewPic. By this Application, Plaintiffs seek a Preliminary Injunction preventing the former General Partner, and its affiliates and principals, from continuing to block the takeover by NewPic and request the Appointment of a Receiver.

                  1.       Likelihood of Success on the Merits
                  --       -----------------------------------

         Although Plaintiffs do not explicitly state which cause of action they rely upon, the Breach of Contract, Breach of Fiduciary Duty, Fraud and Accounting claims seem to be the underlying causes of action that Plaintiffs primarily assert for likelihood of success on the merits. For purposes of simplicity, this Court will conduct its analysis based on Plaintiffs' assertions that Defendants were in Breach of the Partnership Agreement in failing to remove themselves as General Partner once the vote had been conducted and, allegedly won by NewPic's 56% margin. Plaintiffs' likelihood of success then turns on whether the Proxies were tabulated correctly. If the votes were correctly tabulated, Defendant General Partner IDMGP would have been required to immediately turn over control of the Partnership to NewPic. Since IDMGP has allegedly failed to do so, IDMGP is in breach of the Partnership Agreement.

         Defendants allege that California Civil Procedure Code Sections 526(a)(4) and (5), and Civil Code Section 3423, provide that an injunction cannot be granted to prevent the breach of contract from which pecuniary compensation would afford adequate relief and would not be extremely difficult to ascertain. Defendants contend that this injunction is prohibited because pecuniary compensation would provide the Plaintiffs adequate relief and would not be extremely difficult to ascertain. Defendants' reliance on California procedural law is misplaced. The standard for granting Application for Preliminary Injunction is procedural.(4) Thus, the Federal standard applies in this instance. See, In re Ferdinand Marcos, Human Rights Litigation, 25 F.3d 1467, 1480 (9th Cir. 1994) (The Ninth Circuit on the issue of granting


----------
(4) Since this action was first filed in state court, the law that Plaintiffs rely upon is naturally state (procedural and substantive) law. Taking this fact into consideration, the Court will conduct its analysis using Federal procedural standards and state substantive law, in accordance with Erie Railroad Co. v. Tomkins, 304 U.S. 64 (1938).

injunctive relief in a breach of contract action: "We join the majority of circuits in concluding that a district court has authority to issue a preliminary injunction where the plaintiffs can establish that money damages will be an inadequate remedy due to impending insolvency of the defendant or that defendant has engaged in a pattern of secreting or dissipating assets to avoid judgment.")

                           a. Breach of the Partnership Agreement Provides the Basis for Likelihood of Success on the Merits

         Sections 12.2 and 13.1 of the Agreement of the Partnership Agreement provide that, "upon a Majority Vote," the General Partner of the Partnership may be expelled and removed and a new General Partner elected. See, Olson Decl., Exh. 15; Complaint, Exh. A. "Majority Vote" is defined in Section 2.24 of the Partnership Agreement as the vote of Limited Partners holding more than fifty percent of the Outstanding Units. As set forth in Section 17.9 of the Partnership Agreement, the Partnership Agreement is to be construed under California law, including California's Revised Limited Partnership Act, California Corporations Code, Section 15611, which provides that limited partners "shall have" the right to vote on the removal of a general partner, and that removal shall be effective immediately upon written notice to the general partner. Cal. Corp. Codess.ss.15636(f)(2); 15637(i).

         Plaintiffs claim they have demonstrated that the Limited Partners solicited and obtained consents and proxies from 56% of the limited partners to replace IDMGP with NewPic. Plaintiffs also claim that IDMGP has failed to produce any evidence that would invalidate this process or vote. This Court agrees.(5)

         In support of their position, Plaintiffs allege that the evidence submitted by Defendants is inadmissible, particularly Defendants' Attorney Clement's Declaration that states that he is informed and believes that "many, if not most" of the units are held in trust or have been transferred and that Mr. Holloway did not "validate" signatures on the consents (Clement Decl. At P.
P. 3, 8). While this Court held Defendants' statement to be inadmissible for lack of foundation, the October 13, 2000 Letter to Mr. Olson,(6) the source for


----------
(5) While Defendants will most probably contend that the January 12, 2001 Joinder provides evidence of error in the tabulation of Proxies by demonstrating the discrepancy in the name in Plaintiffs' spreadsheet and the current status, Defendants' arguments are to no avail. Even though the Court has declined to consider any further briefing on this Motion, the Court will address Defendants' arguments for the sole purpose of pointing out that the list provided by "Joining Defendants" Carden, Speier, and Cohen, as "present records" as of January 9, 2001 (the date of Bowman's Declaration) in their January 12, 2001 Joinder is irrelevant to the solicitation of Proxies that occurred in August and September of 2000. Specifically, the Declaration and "investigation" as to the status of the account-holders is irrelevant to the solicitation in that it occurred approximately four or five months earlier.
(6) Specifically, the procedural shortfalls claimed by Defendants in Mr. Tanner's October 13, 2000 letter to Mr. Olson include the following:

the allegations, is clearly admissible. The October 13, 2000 Letter details Defendants' grievances with Plaintiffs' handling of the Proxy solicitations and the Votes. See, note 6 below. Those "procedural shortfalls" are outlined in Defendants' Opposition. Specifically, in their Opposition, Defendants claim that they have "uncovered several procedural shortfalls which . . . make invalid


----------
         1. The Proxy Statement and Request for Written Consent to remove and replace IDMGP as general partner were missing material information that should have been disclosed to the limited partners. Defendants contend that if those items had been disclosed, the outcome of the vote would have been much different. For example, it was apparent from the fact of the proxy materials that officers of a company known as CDI West were involved in the solicitation. Evidence of this is the fact that the Declaration of Vote Results and Affidavit of Mailing were both signed by Stephen Holloway, the Chief Financial Officer of CDI West. CDI West was involved in several ongoing lawsuits with IDMGP or related entities and CDI West had its own agenda unrelated to IDM PIC-II. This hidden agenda should have been disclosed to the limited partners as part of the proxy materials but was omitted. In addition, several senior officers of CDI West are former officers of IDMGP and were involved in directing the investment activities of IDM PIC-II until they were terminated. The limited partners should have been informed that the very people who created the financial problems now being experienced by IDM PIC-II now wished to regain control.
         2. Second, there are "very real questions" whether all limited partners were provided with a copy of the proxy solicitation. IDMGP was aware of at least one limited partner that did not receive a proxy solicitation. If there were selective mailings of the proxy materials, then the validity of the entire proxy solicitation process is in question.
         3. Third, even assuming that the proxy statement was not materially defective and that the vote of the limited partners was not obtained by fraud, and assuming further that the vote was otherwise conducted in compliance with the law, it would still be necessary to confirm that the outcome of the vote was as represented. This would require a review of the voluminous proxy materials sent to IDMGP by Mr. Olson. Since the Partnership Agreement does not allow assignees of limited partners to vote, the review would need to confirm that all of the proxies were signed by limited partners and not by assignees.
         4. Fourth, Section 13.3 of the Partnership Agreement requires, among other things that the general partner be paid certain amounts as a condition to the effectiveness of any removal vote, which would have to be paid, as a condition of removal.
         5. Fifth, California Corporations Code Section 15637(i) provides, among other things, that where a proposal is made to take action by written consent, the general partner is entitled to request a meeting of limited partners to consider the matter before the action becomes effective.
See, Opposition, Exh. A.

many, if not most of the votes cast by the limited partners." See, Opposition at
5. Defendants claim that the procedural shortfalls include: (1) complete failure to cross-reference any signatures to ensure valid voting status; (2) counting of improper votes cast by individuals, not trustee, on accounts held in trust; (3) multiple counting of a single Proxy and Consent Form; (4) counting of improper votes of non-verified beneficiaries of deceased limited partners; (5) counting of improper votes cast by individuals who previously sold their interest in IDM PIC-II; (6) counting of improper votes cast by only one of two joint tenants; and, (7) counting of improper votes cast by those with ownership interest in IDM PIC-II but who are not entitled to vote under Section 12.2 of the Partnership Agreement.

         In analyzing the parties' arguments regarding the issue of "procedural shortfalls" in conducting the Vote, the Court turns its attention to the strongest piece of evidence Defendants proffer in support of their argument that the proxy votes were tabulated in error - namely, the Deposition of Mr. Holloway who conducted the tabulation of the Proxy votes. In support of their allegations, Defendants have provided the relevant and admissible November 8, 2000 Deposition of Mr. Holloway, which provides first-hand knowledge into the tabulation process. In his Deposition, Mr. Holloway acknowledges that when the units were in the name of a trust, he did not validate whether the signatories of the accounts were indeed trustees of the trust. See, Holloway Depo. at 59:15-19. If Mr. Holloway was not verifying the names of signatories as to the type of account - whether held in trust, in joint tenancy, or under power of attorney - and NewPic won the vote, then errors equaling 5% of approximately 814 votes, could tip the scale on the 56% victory (which would be less than a majority or 50%).

         However, Mr. Holloway also states that "[i]f they [the individual] had it [the units or account] in the name of a nominee, the name on the list would be different." See, Holloway Depo. at 59: 1-19 (emphasis added). Thus, even if it were true that units have been transferred or held in trust, (which would require the signatory to be the transferee or the trustee), Defendants have provided no evidence that the signatories on the Proxies were incorrect.(7) While the Court considers Defendants' arguments regarding potential error, Defendants have provided no tangible evidence of actual error, which would render the Proxy vote invalid. As such, this Court finds that Plaintiffs have demonstrated the requisite likelihood of success to tip the scale in their favor.


----------
(7) IDMGP is the very one who provided the updated list of limited partners to Plaintiffs after repeated requests between October, 1999 and June, 2000 that it now claims is inaccurate. IDMGP is thus estopped from complaining about any purported "procedural irregularities" relating to mailing of the consent/proxy materials or the listings of the limited partners.

                  2.       Danger of Irreparable Injury
                  --       ----------------------------

         A showing of a reasonable likelihood of success on the merits raises a presumption of irreparable harm. Apple Computer, Inc. v. Formula International Inc., 725 F.2d 521, 525 (9th Cir. 1984) (citing Apple Computer, Inc. v. Franklin Computer Corp., 714 F.2d 1240, 1254 (3d Cir. 1983), cert. dismissed, 464 U.S. 1033 (1984)). A showing of harm varies inversely with the required showing of meritoriousness. Rodeo Collection, Ltd. V. West Seventh, 812 F.2d 1215, 1217 (9th Cir. 1987).

                           a. Defendants have Allegedly Engaged in Self-Dealing of at least $6,000,000 of Partnership Assets.

         Plaintiffs contend that Defendant Carden, through his affiliated companies, accomplished a takeover of IDM Corporation and its affiliates, including Defendants IDMGP, IDM PIC and the Partnership in 1996. See, Exh. 15 at 4, 10, & 11. IDM Corporation is the parent company and owner of 100% of the shares of Defendant IDM PIC. Id. Apparently, IDM had just come out of bankruptcy reorganization. Id.

         An examination of the IDM Bankruptcy Disclosure Statement and Plan of Reorganization (Exh. 16), and a Report prepared by the accounting firm of Price Waterhouse for the Unsecured Creditors Committee (Exh. 17) in the Bankruptcy, reveals appraised values for Partnership loan outstanding as of 1992. At least three of those loans have been compromised by Defendants and inured to their benefit, and to the detriment of the Partnership and its Limited Partners. Those loans were all secured by properties allegedly owned by affiliates of the Defendants.

         (1) THE VILLA REDONDO LOAN. The Villa Redondo property consists of a 125 unit apartment project in Long Beach which was appraised in 1992 at $12,086,000. Exh. 16 at 61 & 62. Exh. 16, Schedule D at 1 & 2.(8) The
Partnership held a loan secured by a second trust deed on this property. The balance owing on the first trust deed on Villa Redondo was $7,955,000, and the secured portion of the Partnership loan (and second trust deed) was valued in 1992 at $3,572,000. Exh. 17 at 2-48.

         In 1997, the Partnership received a $300,000 principal payment on the Villa Redondo loan, and then inexplicably Defendants wrote off the balance of the note thereby eliminating the Partnership deed of trust. Exh. 18 at 7. Plaintiffs contend that the necessary implication of this writeoff is that the property was worth only $8,255,000 (the sum of the $7,955,000 senior loan plus the $300,000 paid to the Partnership.)


----------
(8) Plaintiffs present evidence that the "liquidation" value of the property was pegged at $11,527,000 per the Creditors Committee Report, Exh. 17 at 2-4, 2-48, 2-49. IDM Corporation's audited 12/31/95 Financial Statement shows this value as $11,100,000. Exh. 19, Notes at 3.

         Plaintiffs claim that the values attributed by Defendants to the Villa Redondo loan and the underlying real estate are fraudulent. Public filings apparently show that the Villa Redondo property was conveyed to an affiliate of Defendants on December 7, 1998. Exh. 20. Then Defendants caused a new loan of $9,500,000 to be recorded against the property on December 24, 1998. Exh. 21. Assuming a conservative and standard loan-to-value ratio for this type of property of 70%, based upon the amount of the new loan the fair market value of the property is actually $13,571,429. Thus, Plaintiffs conclude there was sufficient equity to allow for a full payoff on the Partnership note. Plaintiffs claim that the net loss to the Partnership on this transaction alone was at least $3,272,000.(9)

         (2) MEADOW WOOD VILLAGE LOAN. Meadow Wood Village is a 206 unit apartment project in Long Beach which was appraised in 1992 at $16,572,951. Exh. 16 at 64 & Schedule D at 1 & 2.(10) The Partnership had a loan, which was valued at 100% of its face amount of $2,100,000, secured by a second deed of trust on the property. Exh. 16 at 2-4, 2-48, 2-49. The balance due on the first trust deed was $11,500,000. Id.

----------
(9) The net loss is the difference between the secured amount due on the loan ($3,352,000) and the amount received ($300,000). The benefit on the write down of this loan went to Defendants' affiliate, Villa Redondo LLC. Exh. 20.
(10) The liquidation value was pegged at $15,640,000 by the Creditors Committee Appraisal. Exh. 17 at 2-49.

         In its fiscal year end 1997 Form 10-K, the Partnership stated it "sold" the note and deed of trust "effective September 1, 1996 for $100,000" and that an additional $150,000 was received "related to this note" in January 1997 from an unnamed affiliate. Exh. 18 at 3. Plaintiffs posit that the necessary implication of this transaction is that the property was worth only $11,750,000 (the sum of the $11,500,000 senior loan plus the $250,000 paid to the Partnership).

         Plaintiffs allege that the values attributed by Defendants to the Meadow Wood Village loan and the underlying real estate are fraudulent. Public records indicate that Defendants' affiliate refinanced the property during the middle of these events and borrowed the sum of $11,300,000 against the property. Exh. 23. Assuming a conservative loan-to-value ratio of 70%, the fair market value was actually $16,142,857. Thus, there was more than sufficient equity to pay the Partnership note in full. The net loss to the Partnership is at least $1,850,000.(11)


----------
(11) Assuming a loan-to-value ratio of 70%, the fair market value would be approximately $714,286. Since these loans were from affiliates of Defendants and could be tainted by self-dealing, this valuation for the property is unreliable.

         (3) HARBOR PLAZA LOAN. Harbor Plaza is a two single-story office building property in Port Hueneme, California which was appraised in 1992 at $1,235,377. Exh. 16 at 70 & Schedule D at 1 & 2.(12) The Partnership had a loan, which was valued at $915,000, secured by a first trust deed on the property. Exh. 16 at 2-4, 2-48, 2-49; Exh. 25 at 5.

         The Defendants "wrote off" all but $350,000 of the principal and interest due on the loan (which had grown to $1,054,000) "during 1997," and reported that "the remaining note balance of $350,000 was paid off in January 1998." Exh. 25 at 5. Since this note was secured by a first trust deed on the property, Plaintiffs contend that the necessary implication of this transaction was that the property was worth only $350,000 (the sum accepted by the Defendants).

         Plaintiffs also aver that the values attributed to the Harbor Plaza loan and underlying real estate by Defendants are fraudulent. Public records indicate that Defendants' affiliate refinanced the property during January 1998 with $500,000 in loans (which were from another affiliate) with deeds of trust recorded against the real estate. See, Exh. 22.(13) Then, on July 1, 1999, a new


----------
(12) The liquidation value was pegged at $915,000 by the Creditors Committee appraisal. Exh. 17 at 2-49.
(13) Assuming a loan-to-value ratio of 70%, the fair market value would be approximately $714,286. Since these loans were from affiliates of Defendants and could be tainted by self-dealing, Plaintiffs claim that this valuation of the property is unreliable.

loan was made against the property from a third party lender, Alliance Bank, in the sum of $710,000. See, Exh. 26. Assuming a loan-to-value ratio of 70%, the value of the property is established at $1,014,286. Thus, there was sufficient equity in the property to pay the Partnership loan off in full. Plaintiff posits that the net loss to the Partnership in this instance is at least $704,000.(14)

         (4) Beach & Lampson Loan. This asset consisted of a note and first trust deed recorded against a three pad retail shopping center. Exh. 25 at 5 &
6. The secured principal balance of the note was set at $1,333,000. Id. Defendants apparently have sold one of the pads, paid the net proceeds (represented as $474,085) to the Partnership, but have "reserved" the remaining principal balance of the loan "in its entirely." Id. Based upon Defendants past conduct with the afore-mentioned loans, Plaintiffs expect that this loan will soon be written off for less than fair value. Though this has not occurred as of yet, this Court finds Plaintiffs concerns regarding Defendants' treatment of Partnership property to be well-founded.


----------
(14) Plaintiff alleges that the net loss is the difference between the secured amount due on the loan ($1,054,000) and the amount received ($350,000). The benefit on the writedown of this loan allegedly went to Defendants' affiliate, IMC Asset Management Co. Exh. 22 & 26.

                           b. There is a Substantial Danger Partnership Assets are in Peril of Becoming Worthless due to Defendants' Alleged Systematic Fraud, which would Render Inadequate a Remedy at Law.

         Plaintiffs cite IDM's prior history as evidence of the fact that the Partnership assets are in danger of becoming worthless if the Court does not grant the Preliminary Injunction. For example, Plaintiffs contend that in 1998, a $4,950,000 judgment was entered against IDM Corporation in a Bankruptcy Court adversary proceeding in the Northern District of California. In the Memorandum of Opinion issued by United States Bankruptcy Judge John J. Klobucher, the Court stated "IDM defrauded the limited partners and, ultimately, this Court, when it orchestrated a consensual plan by virtue of an agreement on which it later reneged." Exh. 24 at 6. As stated in the attached Declaration of Richard Meehan and as recited in the Court's Opinion (Exh. 24 at 13), the Court and parties have been unable to trace funds defrauded from them and they have no effective remedy to recover on their judgment.(15) Given this history, a money judgment against Defendants will most likely be worthless. As such, Plaintiffs argue that an injunction is needed to immediately take control of the Partnership assets.

         Defendants counter that Plaintiffs cannot show the required likelihood of irreparable injury because where the threatened injury consists primarily of monetary damages, and the Defendant IDMGP is solvent, irreparable injury is not shown. Nonetheless, Plaintiffs counter that Defendants' acts may render any judgment ineffectual as it is necessary for NewPic to assume control of the Partnership if Defendants are to be held accountable for their actions.

                           c. Plaintiffs Allege that Defendants have Failed to Make Distributions, Re-Loaned Defendants' Distributions to Affiliates, and Failed to Provide Access to Financial Records to Cover their Traces.

         Plaintiffs further aver that Defendants have blatantly disregarded the contractual requirements for handling the Partnership funds under the Partnership Agreement. By way of example, the Partnership Agreement requires that interest payments received by the Partnership shall be disbursed only to


----------
(15) Plaintiffs state that Defendants allude to another judgment rendered against their affiliate, One Tracenter Corporation, in the amount of $31,000,000. Exh. 29. That judgment also is uncollectible and remains unsatisfied.

partners and may not be reinvested. Exh. 14,P. 11.4Y ("Neither the General Partner nor any Affiliate shall have the authority to . . . [r]einvest cash funds provided from interest income.") Exh. 28 at 2, 4, & 25. Prior to the Carden takeover, regular distributions were made to the partners. See, Meehan Decl.P. 5, Exh. 15 & 25. However, after Defendants' takeover, these distributions apparently have stopped. Id. Plaintiffs allege that Defendants have admitted they have received interest income, as evidenced in the December 31, 1997 and 1998 Form 10-K's. Exh. 18 & 25. Plaintiffs point to evidence that they have been re-lending this income to their affiliates in violation of the Partnership Agreement. Id.

         The Partnership Agreement and Offering Memorandum prohibit re-lending of principal with only one limited exception for an early payoff of principal received within the first 12 months after the loan was made. Exh. 28 at 3 & 21; Exh. 14P. 11.1A. Furthermore, the general partner is restricted to re-loaning principal only once. Id. The maximum aggregate term on any loan, including any re-loaning of principal, shall not exceed eight years. Id. Assuming for the sake of argument that the last original loan was made in 1991,(16) all loans should have been paid in full no later than 1999. However, Defendants have disregarded these prohibitions and have been re-loaning principal to their affiliates. Exh. 25 at 6 (in 1997 alone, over $1,000,000 was re-lent to affiliates).

         Plaintiffs contend that the operative Partnership documents also prohibit loans on properties outside the State of California. Exh. 28 at 19; Exh. 27. Defendants have violated this provision by making at least one loan of $372,500 for a Phoenix, Arizona land development deal to their affiliate in Arizona. Exh. 25 at 6.

         Plaintiffs assert that Defendants' motive is to stonewall the limited partners, conclude their looting of the Partnership and hide any trace of their alleged fraud. Plaintiffs contend that in order to hide their tracks, Defendants have failed and refused to provide financial and other records to partners (including regular quarterly and annual reports, and information requested by partners in specific instances (i.e. Exh. 9 & 10) in spite of the clear requirements of the Partnership Agreement and the Corporations Code. See, Groom, Olson & Meehan Decl.'s. Plaintiffs urge that only by acting quickly through appointment of a receiver or enjoining Defendants, will the limited partners obtain the best chance of tracing and recovering a significant portion of the over $6,000,000 allegedly looted by Defendants.


----------
(16) Defendants' Form 10-K state loans were made from 1986 through 1991. Exh. 25 at 5.

         Plaintiffs claim that they will be irreparably harmed absent relief. Plaintiffs contend that damages may not afford adequate compensation for Defendants' continued interference with the management of the Partnership. Accordingly, damages as a result of these wrongful acts may be difficult to ascertain. Defendants, in their Opposition, claim that Plaintiffs have not established irreparable injury because the "relationship of the parties .. . .
has remained constant throughout this year, if not many years." Opposition at 8. Plaintiffs correctly respond that this relationship changed with the Removal Vote on September 25, 2000. Moreover, it was not until October 13, 2000 that IDMGP advised that it would not cooperate in the transition, which triggered the lawsuit and the present motion for injunctive relief. As such, this Court finds that Plaintiffs have established the element of irreparable injury to warrant enjoining Defendants.

                  3.       The Balance of Hardships Tips in Plaintiffs' Favor.
                  --       ---------------------------------------------------

         The Ninth Circuit in Los Angeles Memorial Comm'n v. Nat'l Football League, 634 F.2d 1197, 1200 (9th Cir. 1980), held that the basic function of a preliminary injunction is to preserve the status quo pending a determination of the action on the merits. The moving party may meet its burden by demonstrating either (1) a combination of probable success on the merits and the possibility of irreparable injury, or (2) that serious questions are raised and the balance of hardships tips sharply in its favor. Id. at 1201. "These are not separate tests, but the outer reaches `of a single continuum.'" See, Id.

         In this instance, Defendants claim that the injunction would be mandatory (commanding performance of acts), which requires application of stricter standards and the balance of hardships tips in its favor. See, Meghrig
v. KFC Western, Inc., 516 U.S. 479, 485, 116 S.Ct. 1251, 1254 (1996) (mandatory injunction orders a party to "take action" and prohibitory injunction "restrains" a party from further action).

         Plaintiffs counter that the injunction is prohibitory, because it requires Defendants to refrain from staying in control of the Partnership. This Court agrees with Plaintiffs. Defendants contend that there will be no harm to Plaintiffs if the status quo is maintained, since Plaintiffs have delayed in taking action. Defendants also aver that issuance of an injunction will cause ministerial problems and confusion among the Limited Partners. Plaintiffs counter that the status quo stands as of the recent proxy votes and IDMGP's removal from power. Based on the foregoing, this Court finds that the balance of hardships tips heavily in favor of Plaintiffs.

         E.       Plaintiffs' Application for a Receiver is Denied.
         --       -------------------------------------------------

         Since this Court has determined that NewPic should be allowed to act as General Partner during the pendency of this action, the appointment of a receiver pursuant to Federal Rule of Civil Procedure 66, is unnecessary to oversee the affairs of the Partnership. As such, the Application for Appointment of a Receiver is denied without prejudice.

III.     Conclusion
----     ----------

         Based on the foregoing, the Court GRANTS both Plaintiffs' and Defendants' Requests for Judicial Notice. In addition, Plaintiffs have demonstrated that they are likely to prevail on the merits of their many claims and will suffer irreparable injury if the Preliminary Injunction is not granted. Accordingly, this Court GRANTS Plaintiffs' Application for Preliminary Injunction and DENIES Plaintiffs' Application for Appointment of a Receiver.(17)

         Federal Rule of Civil Procedure 65(d) requires the Court to "describe in reasonable detail . . . the act or acts sought to be restrained." As such, this Court ORDERS as follows:


----------
(17) This Court again notes that a preliminary injunction is not a preliminary adjudication on the merits but rather a device for preserving the status quo and preventing the irreparable loss of rights before judgment.

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         1. IDM PARTICIPATING INCOME GENERAL PARTNERS' CO.-II, IDM PARTICIPATING
INCOME CORPORATION, WILLIAM J. CARDEN, STEVEN M. SPEIER, and MORRIS COHEN (collectively "Defendants"), and their respective parent, subsidiary, and affiliate corporations, and all of their representatives, partners, agents, principals, officers, directors, attorneys, servants, and employees, and all those acting in concert or participation with them, or any of them, be hereby restrained and enjoined from engaging in, either directly or indirectly, by any means, method, or device whatsoever, any and all of the following acts:

                  A. Interfering with the operation and management of Plaintiff IDM Participating Income Company-II, a California Limited Partnership (the "Partnership"), by the duly elected General Partner of the Partnership, NewPic GP Corporation, a California corporation ("NewPic");

                  B. Denying NewPic access to the books, documents, records, and bank accounts of the Partnership, including but not limited to: bank statements, checkbooks and savings books; check registers; federal and state tax returns and related worksheets and working papers; financial statements, including balance sheets, income statements, and statements of cash flow; general and accounting ledgers; the files on each and every loan and transaction made by the Partnership; lists of the partners and their capital contribution; and all correspondence relating to the foregoing and Partnership business and activities; and,

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

                  C. Acting or purporting to act as the General Partner or on behalf of the Partnership, including by: transferring, conveying, liquidating, encumbering, impairing, pledging, or compromising or attempting to transfer, convey, liquidate, encumber, impair, pledge, or compromise any asset or claim belonging to the Partnership; disbursing or attempting to disburse to anyone any funds or monies belonging to the Partnership; withdrawing for any purpose or attempting to withdraw for any purpose any Partnership funds or monies; forgiving or attempting to forgive or reconvey any debt owed or security pledged to the Partnership.

         2. Said Defendants shall forthwith turn over to Plaintiffs, and direct employees, agents or other third parties in possession or control thereof to turn over, the following:

                  A. All assets, property, monies and funds pertaining to the Partnership and the Business; and,

                  B. All books, original documents, records, and bank accounts of the Partnership, and any copies thereof, including but not limited to: all bank statements, checkbooks and savings books; check registers; federal and state tax returns and related worksheets and working papers; financial statements, including but not limited to balance sheets, income statements, and

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

statements of cash flow; general and other accounting ledgers and supporting journals; the files on each and every loan and transaction made by the Partnership; original and copies of promissory notes and deeds of trust involving the Business or the Partnership; lists of the partners and their capital contributions; and all correspondence relating to the foregoing subjects, the Partnership, and the Business.

         3. The Defendants shall immediately advise the Plaintiffs of all federal Taxpayer Identification Number(s) used in connection with the Partnership and the Business.

         Plaintiffs suggest a bond in the amount of $10,000 be posted as adequate security. This Court is of the opinion that an amount of $50,000 is more realistic, pursuant to Federal Rule of Civil Procedure 65(c), which states that no preliminary injunction shall issue except upon the giving of security by the applicant. This security is "in such sum as the court deems proper, for the payment of such costs and damages as may be incurred or suffered by any party

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who is found to have been wrongfully enjoined or restrained." Fed. R. Civ. P.
65(c). As such, Plaintiffs are ordered to post a bond in the amount of $50,000 within three (3) days of the entry of this Order. Counsel for Plaintiffs are ordered to prepare and submit a Proposed Preliminary Injunction in accordance with this Order within three (3) days of the date of this Order.

                  IT IS SO ORDERED.

DATED:   1/29/2001                             DICKRAN TEVRIZIAN
                                            ---------------------------
                                            Dickran Tevrizian, Judge
                                            United States District Court

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